Exhibit 99.1

             Atmel Delivers Second Consecutive Profitable Quarter

  37% Year Over Year and 7% Sequential Revenue Growth for the First Quarter

    SAN JOSE, Calif., April 21 /PRNewswire-FirstCall/ -- Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced financial results for the first quarter ended March 31, 2004.
    Revenues for the first quarter of 2004 totaled $407,395,000, versus $380,498,000 in the fourth quarter of 2003 and $296,478,000 in the first quarter of 2003. Net income for the first quarter of 2004 totaled $11,009,000 or $0.02 per share, which compares to net income of $10,996,000 or $0.02 per share for the fourth quarter of 2003, and a net loss of $53,120,000 or $0.11 per share for the first quarter of 2003. Included in the results for the fourth quarter of 2003 is $37,850,000 of other income received as a result of a legal award, partially offset by $27,632,000 in asset impairment charges. The net loss for the first quarter of 2003 included a patent licensing expense in cost of sales of $10,000,000.
    During the quarter, the Company generated $85 million to use towards the continued reduction of debt and to fund ongoing business events. This figure is calculated by adding back the $74 million non-cash expense of depreciation and amortization to the net income for the first quarter of approximately
$11 million. During the last twelve months, Atmel has reduced its overall debt by nearly $246 million, while cash has increased by over $15 million. Cash as of March 31, 2004 was approximately $472 million. Cash, in this context, refers to cash and cash equivalents and short-term investments.
    "Once again, we realized healthy revenue and earnings growth," stated George Perlegos, Atmel's President and Chief Executive Officer. "Our Microcontroller business led the way with nearly 50% year over year revenue growth, as we continue to outpace the competition in the 8-bit MCU market. Better earnings are driven by improvements in our overall gross margin, which exceeded 29% for the quarter. This margin increase is due to better utilization of our assets, sales of a richer product mix and an improving business environment."
    "During the first quarter, sales from the ASIC business unit grew 42% year over year and 5% sequentially, representing nine consecutive quarters in which this segment has grown. We won several design wins for our smart card ICs during the quarter, specifically for SIM cards, which go into GSM phones, and for health cards.
    "We also experienced strong year over year and sequential sales growth of 47% and 15%, respectively, in our microcontroller business unit. During the quarter, our proprietary AVR product shipped its 500 millionth unit since its introduction in 1997. This product remains the industry's fastest and most flexible solution for the 8-bit microcontroller market. During 2003, customers purchased more development tools from Atmel than from any of our competitors. The purchase of these development tools is a key leading indicator for future business.
    "Sales in our RF and Automotive business unit were up 32% year over year and 8% sequentially. Demand for automotive products continues to increase, as cars are using more and more silicon. We also received a major design win with a top tier cellular phone maker.
    "During the first quarter, strong demand has boosted sales of memory products, resulting in a 28% year over year and a 3% sequential increase. Both flash and Serial EEPROM benefited from an improved business environment," concluded Mr. Perlegos. Margins have improved in the flash business due to increased production of our higher densities on 0.18-micron technology.

    Outlook
    The Company anticipates that in the second quarter of 2004, revenues should be sequentially up 4-6%. Additionally, R&D should be approximately $58-60 million, while SG&A should be between $44-46 million. Finally, gross margins should be flat to up 1 point during the second quarter. Net interest expense should be approximately $5.5 million for the second quarter, while tax expense should be about $5 million. We anticipate that depreciation and amortization will be approximately $75-76 million.

    Teleconference
    Atmel will hold a teleconference for the financial community at 3:00 p.m. Pacific Daylight Time today to discuss first quarter financial results. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com. Investors may access the live teleconference by dialing 303-262-2142, passcode 574983.
    A webcast replay will be available for one year after the teleconference at http://www.atmel.com. Atmel will also provide a telephone recording of the teleconference, which will be available at approximately 5:00 p.m. PDT today. Interested parties may listen to the playback of the teleconference by calling the following number: 1-303-590-3000 and entering the passcode 574983 within 48 hours of completion of the call.

    Information in this release regarding Atmel's forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel's expected revenue, operating costs, gross margins and demand levels for the second quarter of 2004, new product shipments and market position. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, ability to integrate and manage acquisitions, and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K, filed on March 15, 2004 and subsequent Form 10-Q reports.

    Contact:  Steven Horwitz, Director, Investor Relations:  408-487-2677


                              Atmel Corporation
               Condensed Consolidated Statements of Operations
                    (In thousands, except per-share data)
                                 (Unaudited)


                                                        Three Months Ended
                                                             March 31,
                                                        2004          2003

    Net revenues:                                   $407,395       $296,478

    Operating expenses:
        Cost of revenues                             286,761        242,400
        Research and development                      56,644         64,174
        Selling, general and administrative           43,217         31,573
            Total operating expenses                 386,622        338,147

    Operating income (loss)                           20,773        (41,669)
    Interest and other expense, net                   (5,896)        (8,451)
    Income (loss) before taxes                        14,877        (50,120)
    Income tax provision                              (3,868)        (3,000)

    Net income (loss)                                $11,009       ($53,120)

    Basic net income (loss) per share                  $0.02         ($0.11)
    Diluted net income (loss) per share                $0.02         ($0.11)
    Shares used in basic net income (loss)
     per-share calculation                           474,527        467,473
    Shares used in diluted net income (loss)
     per-share calculation                           485,872        467,473


                              Atmel Corporation
                    Condensed Consolidated Balance Sheets
                                (In thousands)
                                 (Unaudited)

                                                    March 31,    December 31,
                                                      2004           2003
    Current assets:
      Cash and cash equivalents                     $414,141       $385,887
      Short-term investments                          58,258         45,167
      Accounts receivable, net                       220,753        215,303
      Inventories                                    282,311        268,074
      Other current assets                            53,784         54,198
        Total current assets                       1,029,247        968,629
    Fixed assets, net                              1,074,812      1,121,367
    Other assets                                      40,141         37,859
    Restricted cash                                       --         26,835
        Total assets                              $2,144,200     $2,154,690
    Current liabilities:
      Current portion of long-term debt             $148,356       $155,299
      Trade accounts payable                         148,787        144,476
      Accrued liabilities and other                  255,882        232,251
      Deferred income on shipments to distributors    22,671         19,160
        Total current liabilities                    575,696        551,186
    Long-term debt less current portion              123,237        154,182
    Convertible notes                                206,260        203,849
    Other long-term liabilities                      230,231        227,356
        Total liabilities                          1,135,424      1,136,573

    Stockholders' equity:                          1,008,776      1,018,117
        Total liabilities and stockholders'
         equity                                   $2,144,200     $2,154,690


SOURCE  Atmel Corporation
    -0-                             04/21/2004
    /CONTACT: Steven Horwitz, Director, Investor Relations of Atmel Corporation, +1-408-487-2677/
    /Web site:  http://www.atmel.com /
    (ATML)

CO:  Atmel Corporation
ST:  California
IN:  CPR SEM HRD
SU:  ERN CCA ERP